                          Exhibit 11.1 to Sanmina 10K/A

                                                                    Exhibit 11.1

                              SANMINA CORPORATION
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
             FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1995 AND 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       Fully
                                                      Primary         Diluted
                                                      -------         -------
YEAR ENDED SEPTEMBER 30, 1996
Net income                                           $  28,095       $  28,095
Add interest expense on convertible subordinated
  debentures, net of tax                                    --           3,151
                                                     ---------       ---------
                                                     $  28,095       $  31,246
                                                     =========       =========
Weighted average shares outstanding                     16,657          16,657
Net effect of dilutive stock options                       875           1,096
Assumed conversion of subordinated debentures               --           3,059
                                                     ---------       ---------
Common and common equivalent shares used in
  computing per share amounts                           17,532          20,812
                                                     =========       =========
Net income per share                                 $    1.60       $    1.50
                                                     =========       =========



YEAR ENDED SEPTEMBER 30, 1995
Net income                                           $  16,954       $  16,954
Add interest expense on convertible subordinated
  debentures, net of tax                                    --             396
                                                     ---------       ---------
                                                     $  16,954       $  17,350
                                                     =========       =========
Weighted average shares outstanding                     16,204          16,204
Net effect of dilutive stock options                       608             802
Assumed conversion of subordinated debentures               --             386
                                                     ---------       ---------
Common and common equivalent shares used in
  computing per share amounts                           16,812          17,392
                                                     =========       =========
Net income per share                                 $    1.01       $    1.00
                                                     =========       =========



YEAR ENDED SEPTEMBER 30, 1994
Net loss                                             $  (3,109)      $  (3,109)
                                                     =========       =========
Weighted average shares outstanding                     15,488          15,488
                                                     =========       =========
Net loss per share                                   $    (.20)      $   (0.20)
                                                     =========       =========